Exhibit 99

Press Release

HORIZON OFFSHORE REPORTS BARGE INCIDENT

HOUSTON—(May 18, 2004)—Horizon Offshore, Inc. (NASDAQ: HOFF) today reported that a fire broke out on one of its barges, the LB Gulf Horizon, while being towed approximately 400 miles off the coast of Georgia.

The Horizon spokesman said, "All of the personnel on board have been evacuated to the supporting tow tug and are accounted for. We have no reports of injury to personnel during either the initial fire-fighting effort or the evacuation. The tow tug, unaffected by the fire, will offload personnel onto another vessel or bring them into port at the earliest opportunity."

The cause of the fire and the extent of the damage are not yet known. The fire continues to burn, so we cannot yet make a damage assessment.

The barge was en route to Israel to perform a job for the Israel Electric Corporation Ltd. Anticipating that the Gulf Horizon will not be able to perform this job, Horizon is considering moving the work to other assets within its fleet and is working with Israel Electric Company regarding the substitution.

The Company will make additional disclosures as further information becomes available.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing, including the transaction contemplated above, and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; the Company’s ability to obtain performance bonds and letters of credit required to secure its performance under contracts; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward–ooking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Deacon Powell
(713) 243-2741
(281) 380-1565